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LADISH CO, INC.
(Name of Registrant as Specified in its Charter)

GRACE BROTHERS LTD.
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April 30, 2003

VIA FACSIMILE: 414-276-9520 / 608-227-2901

Scott D. Roeper, Chairman
Independent Committee
Board of Directors
Ladish Co, Inc.
5481 South Packard Avenue
Cudahy, Wisconsin 53110-8902

Dear Scott:

I am in receipt of your letter of April 29. Thank you for sending it, and thank you for offering to entertain recommendations from Grace Brothers and others for your consideration in future deliberations concerning the intention to add additional independent director(s) in the coming year.

In your closing paragraph, you claim that you simply cannot cede control of the board to a single, large minority shareholder. That statement makes clear to me that the Committee is missing what is behind our efforts. We are not trying to gain control of the board. We believe it is crucial to the creation and preservation of shareholder value that the shareholders wrest control of the board away from management dominance and create a board which is independent from management. I would think in this post Enron/Worldcom environment, this concept should be very easy to embrace.

With respect to the Committee's offer to allow Grace input on the selection of an independent board member, such an offer, in my opinion, is just not enough to change what I see is a very ineffective board. As stated in our proxy, I believe that the current make-up of the board, with Wayne, Kerry, Leon, Larry and you creates a voting-block board where management is not challenged or held accountable to shareholders. Given that Larry, Leon, and you were selected by management to be on the board, and with that comes the idea that you are on the board because of them, I would think you would go out of your way to prove that you're not just rubber stamping management's actions and/or inactions. For example, what has this group done to compel management to answer questions as to why the Company's gross margins are lower and are deteriorating more rapidly than their competitors'? What has this group done to compel management to reduce costs in line with current business conditions? What has this group done to compel management to get higher margin business? What has this group done to compel management to justify capital spending projects? What has this group done to compel management to promote the Company's visibility on Wall Street? Why are you just now, in the face of your largest shareholder publicly voicing concerns about the board, considering the addition of new board members? Does the Committee find its own slate deficient, and if so, should not the Committee have dealt with that issue in the nominating process?

In reading the Company's press release of April 25, the main theme coming across is that Grace is just trying to take over the board, and worse than that, they're not paying a premium for it! First of all, we're not trying to take over the board... what we're trying to do is to dismantle the voting block which blindly backs management, and further, doesn't hold them to any standard of performance. That is a far cry from trying to take control of the company. The directors who we are proposing are not "our guys". Aside from Peggy, they have no relationship with Grace. They are people who we think can add value, not in a voting block sort of way, but as individual contributors. Secondly, we're not paying other shareholders a premium for their stock because we're not doing anything which would warrant paying anyone a premium for anything... what we're trying to do is get value for all stockholders, and let all shareholders benefit together as the stock increases in value. This brings me to a very troubling point: the five current directors who are fighting our efforts to have an alternative slate succeed at the upcoming meeting hold a total of 7600 shares of the Company's stock! Our CEO owns 300 shares! Our CFO owns 2300 shares! What kind of confidence does this convey to shareholders? What is the commitment of directors who don't even own any shares of the Company? I can tell you that as the owner of 3,858,973 shares, we are committed to this Company and its success.

Scott, the situation is really pretty simple. As you know, I called you, Leon and Bob about a month ago and told you that I couldn't support the current board as the upcoming slate at the annual meeting because the current board was dysfunctional. I suggested that if you were to make two changes to the current board makeup, I could support such a slate (the reason I suggested the two changes was that it broke up the management-created block on the board). Leon said that it sounded like there were differences of opinion on who the directors should be and it sounded like the shareholders needed to decide what directors they wanted. By the Committee deciding to decline my request, I had no choice but to propose a slate which I truly believed was better for shareholders than currently exists. Like Leon said, let the shareholders vote. That's what shareholder democracy is all about. Pretty simple. So, why has the Company now decided to hire a major New York law firm? If it's as simple as a vote, what in the world is this all about? I get the feeling that it's become much more than just "a simple vote, and let the shareholders decide." And this effort is being escalated, at great cost, by those who don't even own anything other than de minimus amounts of Company stock. We are long term, patient shareholders. We didn't sell in the IPO. We bought more after the IPO. Things have gotten out of control and I don't understand why you guys have decided to escalate this to a full blown, "bring in some of the most expensive lawyers in the country, let's go for it," kind of deal. You should make your case to the shareholders. Otherwise, can't you just let shareholder democracy play itself out? Remember, shareholders really are the ones who vote for the directors, not the current directors. In the meantime, you are spending the Company's money to fight an alternative slate proposed by a 30% shareholder, whose only goal is to bring about appropriate corporate governance to the Company by breaking up the management-created voting block which currently exists on the board. In the interest of what's right, please refrain from wasting more of the Company's money fighting what should be a rather simple process... ... . shareholders voting their shares.

I am available to discuss these matters with you at your very earliest convenience.

Sincerely,

Bradford Whitmore
Grace Brothers, LTD.

(see attached letter)